For more information contact:	Analysts - Beth Baum or Denise Merle (253) 924-2058
Media - Anthony Chavez (253) 924-7148
Weyerhaeuser Reports Third Quarter Results

•	Completed divestiture of homebuilding business with nearly $1 billion gain

•	Increased quarterly dividend by 32 percent and repurchased $130 million of common shares

•	31 percent increase in earnings from continuing operations before special items compared with prior year

FEDERAL WAY, Wash. (Oct 31, 2014) - Weyerhaeuser Company (NYSE: WY) today reported third quarter net earnings to common shareholders of $1,153 million, or $2.15 per diluted share, on net sales from continuing operations of $1.9 billion. This compares with net earnings of $157 million, or 27 cents per diluted share, on net sales from continuing operations of $1.9 billion for the same period last year.

Third quarter earnings include $966 million from discontinued operations related to the divestiture of Weyerhaeuser Real Estate Company and $9 million from special items. Excluding these items, the company reported net earnings of $178 million, or 33 cents per diluted share for the third quarter. This compares with net earnings from continuing operations before special items of $136 million for the same period last year and $234 million for second quarter 2014.

"We increased our quarterly dividend by 32 percent and repurchased $130 million of common shares in the third quarter, demonstrating our strong commitment to returning cash to shareholders,” said Doyle Simons, president and chief executive officer. “Our relentless focus on operational excellence resulted in another very good quarter for earnings and cash flow generation, as we continue to drive sustainable performance improvements in each of our businesses.”

WEYERHAEUSER FINANCIAL HIGHLIGHTS	2014	2014	2013
(millions, except per share data)	2Q	3Q	3Q
Net sales from continuing operations	$1,964	$1,915	$1,857

Net earnings attributable to Weyerhaeuser common shareholders(1)	$280	$1,153	$157
Weighted average shares outstanding, diluted(2)	590	536	587
Earnings per diluted share	$0.47	$2.15	$0.27
Earnings per diluted share from continuing operations	$0.43	$0.35	$0.23

Net earnings from continuing operations before special items(3)	$234	$178	$136
Earnings per diluted share from continuing operations before special items	$0.40	$0.33	$0.23

Net change in cash and cash equivalents(4)	$68	$775	($966)
Cash and cash equivalents at end of period(5)	$845	$1,620	$1,392

(1) Includes net earnings from discontinued operations.
(2) Weyerhaeuser's weighted average common shares outstanding decreased during the third quarter of 2014 due to retirement of approximately 59 million shares tendered under the exchange offer associated with the divestiture of Weyerhaeuser Real Estate Company and repurchase of approximately 4 million common shares. At the end of the third quarter the company had approximately 525 million common shares outstanding.

(3) Special items for the second and third quarters of 2014 include gains on a postretirement plan amendment and restructuring charges related to the company’s SG&A cost reduction initiative.
(4) Net change in cash and equivalents excludes discontinued operations for all quarters. Third quarter 2014 includes $707 million related to the divestiture of Weyerhaeuser Real Estate Company.
(5) Cash and cash equivalents exclude discontinued operations for all quarters. Third quarter 2013 includes cash and cash equivalents designated for the purchase of Longview Timber LLC and the repayment of their acquired debt.

TIMBERLANDS

FINANCIAL HIGHLIGHTS (millions)	2Q 2014	3Q 2014	Change
Net sales	$397	$364	($33)
Contribution to pre-tax earnings	$170	$136	($34)
3Q 2014 Performance - Sales volumes and realizations for Western logs declined due to seasonally softer domestic market conditions and reduced Chinese demand. In the South, log sales volumes increased and realizations improved slightly.
Earnings from disposition of non-strategic timberlands decreased by $5 million compared with the second quarter.

4Q 2014 Outlook - Weyerhaeuser anticipates lower earnings from the Timberlands segment in the fourth quarter, primarily due to reduced earnings from disposition of non-strategic timberlands. In the West, the company expects improved log realizations and increased road maintenance costs. In the South, Weyerhaeuser anticipates higher silviculture costs.
WOOD PRODUCTS

FINANCIAL HIGHLIGHTS (millions)	2Q 2014	3Q 2014	Change
Net sales	$1,077	$1,048	($29)
Contribution to pre-tax earnings	$102	$105	$3
3Q 2014 Performance - Average realizations for lumber and engineered wood products increased, and Western log costs declined. These improvements were largely offset by lower realizations for oriented strand board.
4Q 2014 Outlook - Weyerhaeuser expects earnings from the Wood Products segment in the fourth quarter to be significantly lower than the third quarter, and comparable to fourth quarter 2013. The company anticipates weaker realizations in lumber and oriented strand board, and seasonally lower sales volumes across all product lines.
CELLULOSE FIBERS

FINANCIAL HIGHLIGHTS (millions)	2Q 2014	3Q 2014	Change
Net sales	$490	$503	$13
Contribution to pre-tax earnings	$91	$59	($32)
3Q 2014 Performance - Maintenance costs increased as expected due to an extended planned outage at the company's liquid packaging board facility and additional maintenance outage days within the pulp mill system. These costs were partially offset by higher average price realizations for pulp and liquid packaging board and improved sales volumes.
4Q 2014 Outlook - Weyerhaeuser expects significantly higher earnings from the Cellulose Fibers segment in the fourth quarter due to reduced maintenance expense.

ABOUT WEYERHAEUSER

Weyerhaeuser Company, one of the world's largest private owners of timberlands, began operations in 1900. We own or control nearly 7 million acres of timberlands, primarily in the U.S., and manage another 14 million acres under long-term licenses in Canada. We manage these timberlands on a sustainable basis in compliance with internationally recognized forestry standards. We are also one of the largest manufacturers of wood and cellulose fibers products. Our company is a real estate investment trust. In 2013, our continuing operations generated $7.3 billion in sales and employed approximately 13,000 people who serve customers worldwide. We are listed on the Dow Jones World Sustainability Index. Our common stock trades on the New York Stock Exchange under the symbol WY. Learn more at www.weyerhaeuser.com.

EARNINGS CALL INFORMATION

Weyerhaeuser will hold a live conference call at 7 a.m. Pacific (10 a.m. Eastern) on October 31 to discuss third quarter results.
To access the live webcast and presentation online, go to the Investor Relations section on www.weyerhaeuser.com on October 31.
To join the conference call from within North America, dial 877-296-9413 (access code: 23991084) at least 15 minutes prior to the call. Those calling from outside North America should dial 706-679-2458 (access code: 23991084). Replays will be available for two weeks at 855-859-2056 (access code: 23991084) from within North America and at 404-537-3406 (access code: 23991084) from outside North America.

FORWARD LOOKING STATEMENTS
This news release contains statements concerning the company's future results and performance that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on various assumptions and may not be accurate because of risks and uncertainties surrounding these assumptions. Factors listed below, as well as other factors, may cause actual results to differ significantly from these forward-looking statements. There is no guarantee that any of the events anticipated by these forward-looking statements will occur. If any of the events occur, there is no guarantee what effect they will have on company operations or financial condition. The company will not update these forward-looking statements after the date of this news release.

Some forward-looking statements discuss the company's plans, strategies and intentions. They use words such as “expects,” “may,” “will,” “believes,” “should,” “approximately,” “anticipates,” “estimates,” and “plans.” In addition, these words may use the positive or negative or other variations of those terms.

This release contains forward-looking statements regarding the company's expectations during the fourth quarter of 2014, including with respect to earnings, log realizations, road maintenance and silviculture costs, dispositions of non-strategic timberlands, sales volumes across the Wood Products product lines, realizations in lumber and oriented strand board, and maintenance expenses in Cellulose Fibers.

Major risks, uncertainties and assumptions that affect the company's businesses and may cause actual results to differ from these forward-looking statements, include, but are not limited to:

•	the effect of general economic conditions, including employment rates, housing starts, interest rate levels, availability of financing for home mortgages, and strength of the U.S. dollar;

•	market demand for the company's products, which is related to the strength of the various U.S. business segments and U.S. and international economic conditions;

•	performance of the company's manufacturing operations, including maintenance requirements;

•	the level of competition from domestic and foreign producers;

•	the successful execution of internal performance plans, including restructurings and cost reduction initiatives;

•	raw material prices;

•	energy prices;

•	the effect of weather;

•	the risk of loss from fires, floods, windstorms, hurricanes, pest infestation and other natural disasters;

•	transportation availability and costs;

•	federal tax policies;

•	the effect of forestry, land use, environmental and other governmental regulations;

•	legal proceedings;

•	performance of pension fund investments and related derivatives;

•	the effect of timing of retirements and changes in the market price of company stock on charges for stock-based compensation;

•	changes in accounting principles; and

•	other factors described under “Risk Factors” in the Company's annual report on Form 10-K and quarterly reports on Form 10-Q.

The company also is a large exporter and is affected by changes in economic activity in Europe and Asia, particularly Japan and China. It is affected by changes in currency exchange rates, particularly the relative value of the U.S. dollar to the euro and the Canadian dollar, and the relative value of the euro and the yen. Restrictions on international trade or tariffs imposed on imports also may affect the company.